EXHIBIT 4.1

                 NOTICE OF EXTENSION OF WARRANT EXPIRATION DATE

To:  Holders of Azurel, Ltd. Redeemable Common Stock Purchase Warrants

     Azurel, Ltd. (the  "Corporation")  hereby provides notice that, pursuant to
Section 2 of the Warrant Agreement between the Corporation and North American Transfer Co. dated July 30, 1992 (the "Warrant Agreement"), the Warrant Expiration Date is hereby extended to 5:30 p.m. (New York time), on July 29, 2005 or the Redemption Date, whichever is earlier; provided that if such date shall in the State of New York be a holiday or a day on which banks are authorized to close, then 5:30 p.m. (New York time) on the next following day which, in the State of New York, is not a holiday or a day on which banks are authorized to close.

     You may elect to exercise your Warrants upon the terms and subject to the conditions set forth in this Notice, the Warrant Agreement and your Warrant Certificate. All terms used and not otherwise defined herein shall have the respective meanings set forth in the Warrant Agreement.

Very truly yours,
/s/ Edward Adamcik
Edward Adamcik
VP of Operations